EXHIBIT 2.2

VOTING AGREEMENT

          VOTING AGREEMENT, dated as of December 13, 2002 (as the same may be amended, modified and waived from time to time, this “Agreement”), by and between THE FIRST AMERICAN CORPORATION, a California corporation (“FACO”), and PEQUOT PRIVATE EQUITY FUND II, L.P., a Delaware limited partnership (“Pequot”).  Capitalized terms used, but not otherwise defined, herein shall have the meanings given them in the Merger Agreement (as defined below).

W I T N E S S E T H:

          WHEREAS, concurrently with the execution and delivery of this Agreement, FACO, US SEARCH.com Inc., a Delaware corporation (the “Company”), First Advantage Corporation, a Delaware corporation and a wholly-owned subsidiary of FACO (“Parent”), and Stockholm Seven Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, are entering into that certain Agreement and Plan of Merger (as the same may be amended, modified and waived from time to time, the “Merger Agreement”), pursuant to which, among other things, a wholly-owned subsidiary of Parent will merge with and into the Company (such merger, the “Company Merger”) on the terms and subject to the conditions set forth in the Merger Agreement;

          WHEREAS, as a condition to, and in consideration for, FACO’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, FACO has required that Pequot enter into this Agreement; and

          WHEREAS, Pequot and certain of its affiliates collectively own an aggregate of 52,529,702 shares of Company Common Stock (together with any shares of Company Common Stock that may be acquired by Pequot or any affiliate thereof after the date of this Agreement, the “Shares”);

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreements.

                  (a)     Voting Agreement.  Pequot shall, with respect to any meeting of the holders of Company Common Stock (including, without limitation, the Company Shareholders Meeting), however such meeting is called and regardless of whether such meeting is a special or annual meeting of the shareholders of the Company (a “Meeting of Company Shareholders”), or in connection with any written consent of the shareholders of the Company (a “Written Consent”), (i) take such actions as are necessary to vote or cause to be voted, in person or by proxy, all of the Shares in favor of the Company Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions reasonably required in furtherance thereof and hereof (collectively, the “Merger Proposal”) and (ii) not vote or cause or permit to be voted any of the Shares in favor of any Takeover Proposal or any other action or agreement that would in any manner impede, frustrate, prevent or nullify any of the transactions contemplated by the Merger Agreement, including, without limitation, the Company Merger, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or FACO’s obligations under the Merger Agreement not being fulfilled.

                   (b)     No Inconsistent Arrangements.  Unless specifically required by court order or by operation of law, in which case the transferee shall agree to be bound hereby, Pequot hereby covenants and agrees, severally and not jointly and solely as to itself, that Pequot shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition) or consent to any transfer of, any or all of the Shares, or any interest therein if such transfer would result in Pequot no longer having the power to vote or cause to be voted the Shares on the Merger Proposal (pursuant to Section 1(a) hereof), (ii) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Shares, or any interest therein if the entering into or performance of any such contract, option or other agreement or understanding would result in Pequot no longer having the power to vote or cause to be voted the Shares on the Merger Proposal (pursuant to Section 1(a) hereof), (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares (other than for the purpose of fulfilling the terms of this Agreement), (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares, other than pursuant to this Agreement, or (v) take any other action that would in any way restrict, limit or interfere in any material respect with the performance of Pequot’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

                   (c)     No Solicitation.  Pequot hereby agrees, solely in its capacity as a shareholder of the Company, that Pequot shall not (and Pequot shall use reasonable efforts to cause its representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than FACO or any of its affiliates or representatives) concerning any Takeover Proposal.

                   (d)     Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement.

2. Representations and Warranties.

(a) Pequot hereby represents and warrants to FACO as follows:

                      (i)       Ownership of Securities.  On the date hereof, Pequot is the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the Shares, which Shares constitute greater than 50% of the total voting power of the Company.  Pequot has the sole power to vote with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                      (ii)       Power; Binding Agreement.  Pequot has the organizational power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Pequot will not violate any agreement to which Pequot is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust.  This Agreement has been duly and validly executed and delivered by Pequot and constitutes a valid and binding agreement of Pequot, enforceable against Pequot in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equitable principles and to limitations on availability of equitable relief, including specific performance.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Pequot is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by Pequot with the terms hereof.

                      (iii)       No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by Pequot and the consummation by Pequot of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by Pequot, the consummation by Pequot of the transactions contemplated hereby or compliance by Pequot with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Pequot is a party or by which Pequot or any of its properties or assets may be bound or (B) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to Pequot or any of its properties or assets, other than, in each case, any such violations or defaults which, individually or in the aggregate, do not impair the ability of Pequot to perform its obligations hereunder.

(b) FACO hereby represents and warrants to Pequot as follows:

                      (i)       Power; Binding Agreement.  FACO has the corporate power and authority to enter into and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by FACO will not violate any agreement to which FACO is a party.  This Agreement has been duly and validly executed and delivered by FACO and constitutes a valid and binding agreement of FACO, enforceable against FACO in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws, and subject to general equitable principles and to limitations on availability of equitable relief, including specific performance.

                      (ii)       No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by FACO and the consummation by FACO of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by FACO, the consummation by FACO of the transactions contemplated hereby or compliance by FACO with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to FACO, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which FACO is a party or by which FACO or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to FACO or any of its properties or assets, other than, in each case, any such violations or defaults which, individually or in the aggregate, do not impair the ability of FACO to perform its obligations hereunder.

          3.     Stop Transfer.  Pequot shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with Section 2.4 of the Merger Agreement.  In the event of any dividend or distribution, or any change in the capital structure of the Company by reason of any non-cash dividend, split-up, reverse split, recapitalization, combination, exchange of securities or the like, the term “Shares” shall refer to and include Pequot’s Shares as well as all such dividends and distributions of securities and any securities into which or for which any or all the Shares may be changed, exchanged, converted or combined.

          4.     Termination. This Agreement and the covenants, representations and warranties and agreements contained herein or granted pursuant hereto shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the consummation of the transactions contemplated by the Merger Agreement.

5. Miscellaneous.

                  (a)     Stockholder Capacity.  The parties hereto acknowledge and agree that Pequot does not make any agreement or understanding herein in respect of any director or officer of the Company including, without limitation, Lawrence D. Lenihan, Jr.  Pequot signs this Agreement solely in its capacity as the beneficial owner of the Shares and nothing herein shall directly or indirectly limit or otherwise affect any actions taken by any director or officer of the Company in his or her capacity as a director or officer of the Company (as the case may be).  As used in this Agreement, the term “Shares” shall not include any shares of Company Common Stock owned or hereinafter acquired by Lawrence D. Lenihan, Jr.

                  (b)     Specific Performance.  Each party hereto recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by any other party in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to non-breaching parties for which money damages would not be an adequate remedy.  Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching party shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Agreement.

                  (c)     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  Without limiting the foregoing, with respect to any provision of this Agreement, if it is determined by a court of competent jurisdiction to be excessive as to duration or scope, it is the parties’ intention that such provision nevertheless be enforced to the fullest extent that it may be enforced.

                  (d)     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  (e)     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  (f)     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested):

if to Pequot, to:

Pequot Private Equity Fund II, L.P.
c/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, Connecticut 06880
Facsimile:	(203) 429-2420
Attention:	Aryeh Davis
Amber Tencic

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Facsimile:	(213) 687-5600
Attention:	Brian J. McCarthy
Michael V. Gisser

if to FACO, to:

The First American Corporation
1 First American Way
Santa Ana, California 92707
Facsimile:	(714) 800-3325
Attention:	Parker S. Kennedy
Kenneth D. DeGiorgio

with a copy to:

White & Case LLP
633 West Fifth Street
Los Angeles, California 90071
Facsimile:	(213) 687-0758
Attention:	Neil W. Rust

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                   (g)     Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                   (h)     Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

                   (i)     Amendment; Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

                   (j)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

*     *     *

          IN WITNESS WHEREOF, each of FACO and Pequot has duly executed this Agreement as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:	/s/ KENNETH D. DEGIORGIO

Name:	Kenneth D. Degiorgio
Title:	Vice President

PEQUOT PRIVATE EQUITY FUND II, L.P.

By: Pequot Capital Management, Inc.
Its: Investment Manager

By:	/s/ KEVIN E. O’ BRIEN

Name:	Kevin E. O’Brien
Title:	General Counsel